EXHIBIT 4.1

AMENDMENT NO. 1 TO

ENERGY FOCUS, INC.

AMENDED AND RESTATED

2020 STOCK INCENTIVE PLAN

Energy Focus, Inc. (hereinafter called the “Company”) previously approved and adopted the Amended and Restated 2020 Stock Incentive Plan (the “Plan”) to encourage the Plan’s participants to acquire and hold the common stock of the Company, par value $0.0001 per share (the “Common Stock”) as an added incentive to remain with the Company and increase their efforts in promoting the interests of the Company, and to enable the Company to attract and retain capable individuals. By this amendment (the “Amendment”) the Company desires to amend the Plan to increase the number of shares available under the Plan.

1. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Plan.

2. The effective date of this Amendment to the Plan shall be April 2, 2024, subject to the shareholders approval.

3. Section 3(a) of the Plan is amended and restated in its entirety as follows:

Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15(a) and the share counting rules of the Plan, the maximum aggregate number of Shares which may be subject to Awards granted under the Plan is 292,858 Shares (consisting of 50,000 Shares (which equals to 350,000 prior to the 7-to-1 reverse stock split on June 20, 2023, or the “Reverse Split”,) that were approved by the Company’s stockholders in 2020, 42,858 Shares (or 300,000 Shares on a pre-Reverse Split basis) approved by the Company’s stockholders in 2022, and 200,000 Shares). The Shares issued under the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.).

4. This Amendment shall amend only the provisions of the Plan as set forth herein. Those provisions of the Plan not expressly amended hereby shall be considered in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on this 2nd day of April, 2024.

ENERGY FOCUS, INC.
By: /s/ Chiao Chieh (Jay) Huang
Name: Chiao Chieh (Jay) Huang
Title: Chief Executive Officer